Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-40267, 333-43537, 333-43539, 333-43541, 333-43543, 333-43635, 333-67487, 333-92735, 333-31022, 333-100553, 333-141038 and 333-163645), and on Form S-3 (Nos. 333-85279, 333-88097, 333-95841, 333-31268, 333-121088 and 333-154309) of our report dated June 10, 2010 relating to the consolidated financial statements and financial statement schedule for the three years ended April 30, 2010 and the effectiveness of internal control over financial reporting as of April 30, 2010 of Casella Waste Systems, Inc. and its subsidiaries, which appears in this Form 10-K.

/s/ Caturano and Company, P.C.

Boston, Massachusetts

June 10, 2010